EXHIBIT 99.1

Amyris Closes on Debt Solution

EMERYVILLE, Calif., Dec. 11, 2018 (GLOBE NEWSWIRE) -- Amyris, Inc. (Nasdaq:AMRS) (the “Company”), a leader in the development and production of sustainable ingredients for the Health & Wellness, Clean Beauty and Flavors & Fragrances markets, today announced that it has successfully closed on the previously-announced sale of $60 million of unsecured convertible senior notes (the "Notes"), in a private placement with two “accredited investors” (as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933).

The Notes will mature in December 2021. The net proceeds from the placement after related expenses were approximately $56.2 million.

“We are very pleased with the support of our investors in addressing and simplifying our debt while we continue to deliver significant product sales growth across our business and pursue a truly exciting opportunity for us to disrupt the sweetener market with a healthier alternative,” said John Melo, Amyris President and CEO.

Oppenheimer & Co. Inc. served as the sole placement agent for the transaction.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including the shares of Amyris common stock, if any, which may be issued upon conversion of the Notes or otherwise) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The Notes and any shares of common stock issuable upon conversion of the Notes or otherwise have not been registered under the Securities Act of 1933, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

About Amyris
Amyris is the integrated renewable products company that is enabling the world’s leading brands to achieve sustainable growth. Amyris applies its innovative bioscience solutions to convert plant sugars into hydrocarbon molecules and produce specialty ingredients and consumer products. The Company is delivering its No Compromise™ products and services across a number of markets, including specialty and performance chemicals, flavors and fragrances, cosmetics ingredients, pharmaceuticals, and nutraceuticals. More information about the Company is available at www.amyris.com.

Forward-Looking Statements
This release contains forward-looking statements, and any statements other than statements of historical fact could be deemed to be forward-looking statements. These forward-looking statements include, among other things, statements regarding future events, such as Amyris’s debt structure, potential growth in the business and opportunities in the sweetener market. These statements are based on management's current expectations and actual results and future events may differ materially due to risks and uncertainties, including risks related to Amyris's liquidity and ability to fund operating and capital expenses, potential delays or failures in development, production and commercialization of products, risks related to Amyris's reliance on third parties, and other risks detailed from time to time in filings Amyris makes with the Securities and Exchange Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Amyris disclaims any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events, or otherwise.

Amyris, the Amyris logo and No Compromise are trademarks or registered trademarks of Amyris, Inc. in the U.S. and/or other countries. All other trademarks are the property of their respective owners.

Contact:

Peter DeNardo
Director, Investor Relations and Corporate Communications
Amyris, Inc.
+1 (510) 740-7481
investor@amyris.com